Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100

May 6, 2022

Rocket Lab USA, Inc.

3881 McGowen Street

Long Beach, CA 90808

Re:    Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on May 6, 2022 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Rocket Lab USA, Inc., a Delaware corporation (the “Company”), of (a) the offer and sale from time to time by selling securityholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”) of up to 1,720,841 outstanding shares (the “Outstanding Resale Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”), and (b) the offer and resale from time to time by the Selling Securityholders of up to 956,023 shares of Common Stock reserved for issuance pursuant to contractual earn-out obligations of the Company pursuant to the terms of that certain Agreement and Plan of Merger dated November 15, 2021 (the “PSC Merger Agreement”), by and among the Company, Platinum Merger Sub, Inc., Planetary Systems Corporation, and Michael Whalen as shareholder representative (the “Earnout Resale Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in numbered paragraph 2, we have assumed that before the Earnout Resale Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Earnout Resale Shares.

Rocket Lab USA, Inc.

May 6, 2022

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Outstanding Resale Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Earnout Resale Shares have been duly authorized and, when and if issued pursuant to the terms of the PSC Merger Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP